Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 1, 2012

Registration Statement Nos. 333-173928 and

333-173928-05

$1.175bln Ford Credit Auto Lease Trust 2012-A – Prime Auto Lease

Jt-Leads:	BofAML, J.P.Morgan, RBC
Co-Mgrs:	CA,HSBC,MS	Selling Group:	Loop / Toussaint

CLS	$SIZEMM	M/F	WAL	PWIN	E.FIN	L.FINAL	BENCH	YLD	PRICE	CPN
A1	181.530	P-1/F1+	0.34	1-8	10/12	3/15/13	ILIB-24	0.35765	100.00000
A2	426.000	Aaa/AAA	1.13	8-19	9/13	4/15/14	EDSF+14	0.640	99.98975	0.63
A3	427.000	Aaa/AAA	1.91	19-28	6/14	1/15/15	EDSF+30	0.858	99.98774	0.85
A4	86.120	Aaa/AAA	2.34	28-30	8/14	4/15/15	ISWP+43	1.039	99.98439	1.03
B	54.600	Aa2/AA	2.48	30-31	9/14	10/15/16	ISWP+100	1.625	99.97687	1.61

TICKER:	FORDL 12-A	EXPECTED RATINGS:	Moodys/Fitch
EXPECTED SETTLE:	3/05/12	FIRST PAY:	3/15/12
PXG SPEED:	100% PPC	ERISA ELIGIBLE:	YES
BILL & DELIVER:	BofAML	DENOMS:	$100k X $1k
REGISTRATION	A1/B 144A, A2/A3/A4 PUBLIC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.